Exhibit 23.1

Beckstead and Watts, LLP
Centified Public Accountants
2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1 984
702.362.0540 fax
Securities and Exchange Commission
Washington, DC 20549
Ladies and Gentlemen:
We have issued our report dated October 21, 2005, accompanying the financial statements of UpSNAP, Inc. on Form SB-2 for the year ended September 30, 2004 and we have reviewed the financial statements of UpSNAP, Inc. through the period ended June 30, 2005. We hereby consent to the incorporation by reference of said report on the Registration Statement of UpSNAP, Inc. on Form SB-2 to be filed with the US Securities and Exchange Commission.

We also consent to the reference to Beckstead and Watts, LLP under the caption "Experts" in said registration statement.

Signed,

/s/ Beckstead and Watts, LLP
December 26,2005